Exhibit 10.10
ISDA MASTER CONSOLIDATION AND AMENDMENT AGREEMENT
(the “Agreement”) dated as of March 23, 2010
This Agreement is entered into in connection with the merger (“Merger”) of Wells Fargo Bank, N.A. (“Wells Fargo Bank”) and Wachovia Bank, N.A. (“Wachovia Bank”), which Merger occurred on March 20, 2010. The survivor of the Merger was named Wells Fargo Bank, N.A.
1. Surviving Master. Wright Express Corporation (“Counterparty”), Wells Fargo Bank and Wachovia Bank hereby agree that:
(a)	Upon the effective date of the merger of Wells Fargo Bank and Wachovia Bank (“Merger Effective Date”), the ISDA Master Agreement dated July 18, 2007 between Wachovia Bank and Counterparty, as amended, restated, modified, supplemented, superseded or replaced from time to time (together with its Schedule and any related Credit Support Annex, (the “Surviving Master“) superseded and replaced each Legacy Agreement with the effect specified in paragraph (b) below.

“Legacy Agreement” means any agreement (other than the Surviving Master) between Counterparty (including any predecessor of Counterparty whose obligations Counterparty has assumed pursuant to any merger or other combination) and Wells Fargo Bank or Wachovia Bank (including any predecessor of Wells Fargo Bank or Wachovia Bank whose obligations have been assumed pursuant to any merger or other combination) entered into before the Merger Effective Date which is substantially in the form of (i) any Interest Rate Swap Agreement, Interest Rate and Currency Exchange Agreement or Master Agreement published by the International Swaps and Derivatives Association, Inc., or (ii) any International Foreign Exchange Master Agreement, International Currency Options Market Master Agreement or International Foreign Exchange and Options Master Agreement published by the Foreign Exchange Committee; provided, however, that the term “Legacy Agreement” shall exclude any agreement of limited applicability governing one or more special purpose transactions intended by the parties thereto to be kept separate and apart from any master agreement that otherwise is intended to govern the derivatives and/or foreign exchange transactions of such parties generally.

(b)	As the result of the replacement of each Legacy Agreement by the Surviving Master:
(i)	each Legacy Agreement, together with any and all schedules, annexes, appendices, exhibits, supplements, addenda, modifications and/or amendments thereto or thereof, shall no longer be in effect from and after the Merger Effective Date, provided however that each confirmation of a transaction under any Legacy Agreement shall survive such replacement, shall be deemed a “Confirmation” under the Surviving Master, and if such confirmation refers to any Legacy Agreement, shall be deemed to refer to the Surviving Master; and
(ii)	each outstanding transaction (however described) that was governed by any Legacy Agreement shall be a “Transaction” under the Surviving Master from and after the Merger Effective Date whether or not evidenced by a confirmation (however described).
2. Surviving Support Document. Counterparty, Wells Fargo Bank and Wachovia Bank hereby agree that:
(a)	Upon the Merger Effective Date, the Credit Support Annex dated July 18, 2007 (via Amendment Agreement dated March 11, 2010 between Wachovia Bank and Counterparty (“Surviving Support Document”) shall be a Credit Support Document under the Surviving Master and shall supersede and replace each Legacy Support Document in its entirety as of the Agreement Consolidation Date with the effect specified in paragraph (b) below.

“Legacy Support Document” means, with respect to any Legacy Agreement, any document (other than the Surviving Support Document) between Counterparty (including any predecessor of Counterparty whose obligations Counterparty has assumed pursuant to any merger or other combination) and Wells Fargo Bank or Wachovia Bank (including any predecessor of Wells Fargo Bank or Wachovia Bank whose obligations have been assumed pursuant to any merger or other combination) entered into before the Merger Effective

Date which provides for the delivery by a party to that Legacy Agreement of cash, securities or other property to secure or otherwise support that party’s obligations under that Legacy Agreement.
(b)	As the result of the replacement of each Legacy Support Document by the Surviving Support Document:
(i)	each Legacy Support Document, together with any and all schedules, annexes, appendices, exhibits, supplements, addenda, modifications and/or amendments thereto or thereof, shall no longer be in effect from and after the Merger Effective Date except as provided herein;

(ii)	any outstanding cash, securities or other property that would, but for clause (i) above, have been subject to the terms of any Legacy Support Document shall from and after the Merger Effective Date be subject to the terms of the Surviving Support Document as though transferred thereunder;
3. Amendments. Counterparty and Wells Fargo Bank hereby agree that the following amendments to the Surviving Master and the surviving Support Document took effect on the Merger Effective Date:
(a)	All references in the Surviving Master and in the surviving Support Document to Wachovia Bank (in whatever form and however designated) shall be amended to read “Wells Fargo Bank, N.A.” and all references to “Party A” therein shall be deemed a reference to Wells Fargo Bank, N.A.
(b)	Paragraph (a) of Part 4 of the Schedule to the Surviving Master shall be amended with respect to Wells Fargo Bank as “Party A” to read as follows:
Wells Fargo Bank, National Association
550 California Street, 12th Floor
MAC A0112-121
San Francisco, CA 94104
Attention: Derivatives Documentation Manager
Facsimile: (415) 986-2604
(b)	Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communications and prior writings with respect thereto.
(c)	Counterparts. This Agreement may be executed and delivered in counterparts (including by facsimile transmission), each of which will be deemed an original and which together shall constitute a single agreement.
(d)	Governing Law and Jurisdiction. This Agreement shall be subject to the governing law and jurisdiction provisions of the Surviving Master.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date hereof by their duly authorized signatories.

WELLS FARGO BANK, N.A		WACHOVIA BANK, N.A.

By:	/s/ John Miechowski Name: John Miechowski Title: Authorize Signatory	By:	/s/ Romona Prashad Name: Romona Prashad Title: Vice President

WRIGHT EXPRESS CORPORATION
By:	/s/ Steven A. Elder
	Name:	Steven A. Elder
	Title:	Treasurer

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